Exhibit 99.1

      TELULAR CORPORATION ANNOUNCES QUARTERLY RESULTS FOR THIRD QUARTER OF
                                FISCAL YEAR 2005

     Third Quarter Summary

      - Total revenue declined 31% from same quarter last year and 13% from the second quarter

      - $1.5 million non-cash charge to write down inventory to market value

      - Despite Q3 loss of $4.5 million, generated $0.3 million of cash during the third quarter due to favorable changes in working capital

    VERNON HILLS, Ill., July 28 /PRNewswire-FirstCall/ -- Telular Corporation (Nasdaq: WRLS) -- Telular Corporation reported revenue of $11.4 million for its third quarter ended June 30, 2005, compared to $16.4 million for the same period last year. The Company reported a third-quarter net loss of $4.5 million, or $0.34 per share, compared to net loss of $0.5 million, or $0.04 per share, for the third quarter of fiscal year 2004. The current year results include a non-cash charge to cost of sales of $1.5 million for a write down of certain inventory to market value.

    "Although this was another disappointing quarter from a revenue and earnings perspective, it was the result of our former business strategy. Our new strategy is to offer competitive prices to capture our share of the high volume segments of the market at the same time that we drive lower costs, many of which are only achieved with large unit volumes. Without providing a forecast, we believe that the third quarter represents the low water mark for revenues this year," said John E. Berndt, chairman and interim president and chief executive officer.

    For the first nine months of its fiscal year 2005, the Company reported revenue of $38.2 million, compared to $57.4 million last year for the same period. The Company reported a net loss of $8.4 million, or $0.63 per share, for the nine-month period this year, compared to a net loss of $1.2 million, or $0.09 per share, for the same period last year. The current year results include non-cash charges to cost of sales of $2.3 million for a write down of certain inventory to market value.

    Operating Details
    Fixed Wireless sales of $7.5 million decreased $5.5 million during the third quarter compared to the same period last year due primarily to lower shipments to El Salvador and Mexico, while Wireless Alarm revenues of $3.9 million increased $0.5 million over the same period last year. For the first nine months of fiscal year 2005, Fixed Wireless sales of $26.6 million decreased $20.8 million compared to the same period last year, while Wireless Alarm revenues of $11.6 million increased $1.6 million over the same period last year.

    "Our Wireless Alarm business continues to generate strong results with a 15% year-to-date sales increase from last year," said Berndt.

    The Company's gross margin in the third quarter of 9% is 20 percentage points less than the same period last year. The decrease in margin is primarily the result of the combined effect of lower revenues and a charge of $1.5 million to write down certain inventories to market value.

    "The rapidly changing market conditions that are providing significant new opportunities for the Company are also producing declining prices and increased product obsolescence. As a result, during the third quarter we needed to increase inventory reserves further to reduce certain items to market value and reduce quantities of other items to match market requirements," explained Berndt.

    For the first nine months of fiscal year 2005, gross margin of 21% is 6 percentage points less than the same period last year.

    Third-quarter operating expenses are 7% higher than the same period last year due to increased spending on promotion activity, the effect of implementing
Section 404 of the Sarbanes-Oxley Act of 2002 and the cost of searching for the next CEO. For the first nine months of fiscal year 2005, operating expenses are 2% less than last year for the same period.

    Through the first nine months of fiscal year 2005, the Company used
$4.7 million of cash for operations, compared to $2.4 million of cash used for operations during the same period of last year. At June 30, 2005, the Company had $17.6 million in cash and $29.5 million of working capital, compared to $22.3 million in cash and $35.9 million of working capital at the same time last year.

    Investor Conference Call
    Telular's quarterly conference call will be held today, July 28, 2005 at 10:00 A.M. CDT. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227. For all callers the conference code is 7735060. You may also monitor the call via webcast at http://audioevent.mshow.com/245699 .

    About Telular
    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City and Johannesburg. For further company information, visit Telular at http://www.telular.com .

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

                               TELULAR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          AND STATEMENTS OF CASH FLOWS
                    (Dollars in thousands, except share data)

                              BALANCE SHEETS

                                                            June 30,      September 30,
                                                              2005             2004
                                                         -------------    -------------
                                                          (Unaudited)
ASSETS
  Cash and cash equivalents                              $      17,568    $      22,677
  Trade receivables, net of allowance for
    doubtful accounts of $207 and $192 at
    June 30, 2005 and September 30, 2004,
    respectively                                                11,025           12,844
  Inventories, net                                               8,734           10,636
  Prepaid expenses and other current assets                        395              222
                                                         -------------    -------------
  Total current assets                                          37,722           46,379

  Property and equipment, net                                    2,633            3,130
  Other assets                                                   4,408            4,857
                                                         -------------    -------------
  Total assets                                           $      44,763    $      54,366
                                                         =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                                    $       8,218    $       9,565
  Total stockholders' equity *                                  36,545           44,801
                                                         -------------    -------------
  Total liabilities and stockholders' equity             $      44,763    $      54,366
                                                         =============    =============

* At June 30, 2005, 13,305,988 shares were outstanding

                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                           Nine Months Ended June 30,
                                                         ------------------------------
                                                             2005             2004
                                                         -------------    -------------
                                                          (Unaudited)     (Unaudited)
Net cash used in operating activities                    $      (4,667)   $      (2,388)

Net cash used in investing activities                             (549)            (830)
                                                         -------------    -------------
Subtotal net cash used in before financing
  activities                                             $      (5,216)   $      (3,218)

Net cash provided by financing activities                          107            1,678
                                                         -------------    -------------
Net decrease in cash and cash equivalents                $      (5,109)   $      (1,540)
                                                         =============    =============

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                                           Three Months Ended June 30,
                                                         ------------------------------
                                                              2005             2004
                                                         -------------    -------------
Revenues
  Net product sales                                      $       9,151    $      14,431
  Service revenue                                                2,264            1,997
                                                         -------------    -------------
  Total revenue                                                 11,415           16,428

Cost of sales
  Net product cost of sales                                      9,112           10,579
  Service cost of sales                                          1,264            1,128
                                                         -------------    -------------
  Total cost of sales                                           10,376           11,707

Gross margin                                                     1,039            4,721

Engineering and development expenses                             1,804            1,894
Selling and marketing expenses                                   2,445            2,144
General and administrative expenses                              1,363            1,206
                                                         -------------    -------------
  Loss from operations                                          (4,573)            (523)

Other income, net                                                   70                2
                                                         -------------    -------------
Loss before income taxes                                        (4,503)            (521)

Income taxes                                                         -                -
                                                         -------------    -------------
Net loss                                                 $      (4,503)   $        (521)
                                                         =============    =============
Net loss per common share:

Basic                                                    $       (0.34)   $       (0.04)
Diluted                                                  $       (0.34)   $       (0.04)

Weighted average number of common
 shares outstanding:

Basic                                                       13,304,867       13,214,712
Diluted                                                     13,304,867       13,214,712

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                                            Nine Months Ended June 30,
                                                         ------------------------------
                                                              2005             2004
                                                         -------------    -------------
Revenues
  Net product sales                                      $      31,444    $      51,560
  Service revenue                                                6,707            5,810
                                                         -------------    -------------
  Total revenue                                                 38,151           57,370

Cost of sales
  Net product cost of sales                                     26,545           38,300
  Service cost of sales                                          3,779            3,526
                                                         -------------    -------------
  Total cost of sales                                           30,324           41,826

Gross margin                                                     7,827           15,544

Engineering and development expenses                             5,125            5,574
Selling and marketing expenses                                   7,050            7,275
General and administrative expenses                              4,204            3,919
                                                         -------------    -------------
  Loss from operations                                          (8,552)          (1,224)

Other income, net                                                  177               17
                                                         -------------    -------------
Loss before income taxes                                        (8,375)          (1,207)

Income taxes                                                         -                -
                                                         -------------    -------------
Net loss                                                 $      (8,375)   $      (1,207)
                                                         =============    =============
Net loss per common share:

Basic                                                    $       (0.63)   $       (0.09)
Diluted                                                  $       (0.63)   $       (0.09)

Weighted average number of common
 shares outstanding:

Basic                                                       13,292,228       13,085,304
Diluted                                                     13,292,228       13,085,304

SOURCE  Telular Corporation
    -0-                             07/28/2005
    /CONTACT: Jeffrey L. Herrmann, Executive Vice President of Telular Corporation, +1-847-247-9400, fax, +1-847-247-0021, E-mail:
jherrmann@telular.com /
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.telular.com /